Exhibit 12

              JOHN DEERE CAPITAL CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS OF DOLLARS)

                         Six Months Ended 30 April

                         1994           1993
Earnings:

 Income before income
   taxes and changes
   in accounting         $ 75,165       $ 82,050
Fixed charges              73,520         87,698
     Total earnings      $148,685       $169,748

Fixed charges:

Interest expense         $72,259        $86,397
Rent expense               1,261          1,301
  Total fixed charges    $73,520        $87,698

Ratio of earnings to
 fixed charges*             2.02           1.94

                         Year Ended 31 October

Earnings:                 1993       1992      1991

Income before income
  taxes and changes
  in accounting          $169,339  $142,920  $110,820
Fixed charges             170,226   191,930  $230,901
 Total earnings          $339,565  $334,850  $341,721

Fixed charges:

Interest expense         $167,787  $189,288  $228,308
Rent expense                2,439     2,642     2,593
Total fixed charges      $170,226  $191,930  $230,901

Ratio of earnings to
  fixed charges*             1.99      1.74      1.48

                         Year Ended 31 October

Earnings:                1990           1989

Income before income
  taxes and changes
  in accounting          $ 99,366       $ 99,971
Fixed charges             216,985        214,038
Total earnings           $316,351       $314,009

Fixed charges:

Interest expense         $214,707       $212,144
Rent expense                2,278          1,894
Total fixed charges      $216,985       $214,038

Ratio of earnings to
  fixed charges*             1.46           1.47

_____
"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.